                EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 30th day of June 2009, by and between DST Systems, Inc., a Delaware corporation (“DST”) and Stephen C. Hooley, an individual (“Executive”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed by and between DST and Executive as follows:

1.         EMPLOYMENT. Executive shall commence employment as the President and Chief Operating Officer of DST and may hold such other offices as the parties from time to time agree. Executive shall have such duties, powers and responsibilities as may be prescribed by the Certificate of Incorporation and By-Laws of DST, or prescribed or delegated from time to time by the Chief Executive Officer or other officer to whom Executive reports, subject to the powers vested in the DST Board of Directors (the “DST Board”) and in DST stockholders. Executive shall faithfully perform his duties under this Agreement to the best of his ability and shall devote substantially all of his working time and efforts to the business and affairs of DST and its affiliates. Executive shall maintain his personal executive office in the metropolitan area where the DST maintains its headquarters, with the understanding that Executive may travel on business to the extent consistent with Executive’s employment obligations.

2.	COMPENSATION.

(a)       BASE COMPENSATION. At the commencement of his employment, Executive’s annual base salary (“Base Salary”) shall be Five Hundred Fifty Thousand Dollars ($550,000), subject to adjustment from time to time as agreed by the parties.

(b)       INCENTIVE COMPENSATION. Executive shall be eligible to participate in any DST annual incentive award program available to senior executives (“Program”) and shall begin such participation, on a pro rata basis, with the 2009 performance year. Executive’s participation shall be under such terms as are determined from time to time by the DST Board or the Compensation Committee or other appropriate committee of the DST Board (the “DST Compensation Committee”). Payment to Executive of an annual bonus (“Annual Incentive”) may depend on achievement of DST or other goals as the DST Compensation Committee determines. Executive shall commence participation in the Program at the following Threshold, Target and Maximum opportunity levels, which are percentages of Base Salary:

Threshold	Target	Maximum
100%	200%	300%

Any payout upon goal achievement may consist of any combination of cash, deferred cash or other award components selected by the DST Compensation Committee. The terms of Executive’s participation in a Program are established by the DST Board or the DST

Compensation Committee and not by this Agreement, and the DST Compensation Committee may change, revoke, or terminate a Program and may exercise its discretion with respect thereto. The actual amount of any Annual Incentive earned will be based upon meeting specific goals set in accordance with the Program.

3.	BENEFITS.

(a)       EQUITY PLAN PARTICIPATION. Executive shall be entitled to participate in the 2005 Plan in accordance with the terms thereof, at a level consistent with DST’s practice regarding awards to senior executive officers. Awards under the 2005 Plan are granted in the discretion of the DST Board or Compensation Committee or other appropriate committee of the DST Board.

(b)       INCENTIVE, SAVINGS AND RETIREMENT PLANS. In addition to Base Salary and an Annual Incentive, Executive shall be entitled to participate during his employment hereunder in all incentive, savings and retirement plans, practices, policies and programs, whether or not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that are from time to time applicable to other senior executives of DST in accordance with their terms as in effect from time to time.

(c)       WELFARE BENEFITS. During his employment, Executive and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under any welfare benefit plans, practices, policies and programs provided by DST (including medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) generally applicable to other senior executives of DST in accordance with their terms (including limitations on eligibility) as in effect from time to time. DST reserves the right to change, revoke or terminate any welfare benefit plan, practice, policy or program at any time.

(d)       FRINGE BENEFITS. During his employment, Executive shall be entitled to fringe benefits applicable to other senior executives of DST.

(e)       VACATION. During his employment, Executive shall be entitled to paid vacation time in accordance with DST’s plans, practices, policies, and programs, but in no event shall such vacation time be less than four weeks per calendar year.

(f)        EXPENSES. During his employment, Executive shall be entitled to receive prompt reimbursement for all ordinary and necessary business expenses incurred by Executive, upon the receipt by DST of an accounting in accordance with practices, policies and procedures of DST.

4.	TERMINATION.

(a)       DEATH. Executive’s employment under this Agreement shall terminate upon Executive’s death and Executive’s estate (or his beneficiary, as may be appropriate) shall be entitled to receive (i) an amount equal to all Base Salary earned and accrued to the date of Executive’s death, to the extent theretofore unpaid; and (ii) any other benefits payable upon death under any applicable employee benefit plan in which Executive participated at the date of his death. Except as provided under this Agreement or under any applicable employee benefit plan, all other obligations of DST under this Agreement shall terminate as of the date of Executive’s death during employment.

(b)       DISABILITY. If DST determines that Executive is unable to perform his duties under this Agreement because of his “disability” as defined by or determined in accordance with the Rules and Procedures of the DST Compensation Committee, DST may terminate Executive’s employment. Such termination shall be effective as of the date determined by DST pursuant to DST procedures, and Executive shall be entitled to receive (i) an amount equal to all Base Salary earned and accrued to the date of termination, to the extent theretofore unpaid; and (ii) any other benefits payable upon such disability under any applicable employee benefit plan in which Executive participated at the time of termination. Except as provided under this Agreement or under any applicable employee benefit plan, all other obligations of DST under this Agreement shall terminate as of the date of such termination.

(c)       VOLUNTARY TERMINATION OF EMPLOYMENT. Executive’s employment under this Agreement shall terminate upon Executive’s voluntary termination of employment. DST shall have no further obligations under this Agreement, except Executive shall be entitled to receive (i) within thirty (30) days after the date of termination, an amount equal to all Base Salary earned and accrued to the date of termination, to the extent theretofore unpaid, and (ii) such other benefits to which Executive is entitled under any employee benefit plan in which Executive participated at the time of termination. Except as provided under this Agreement or under any applicable employee benefit plan, all other obligations of DST under this Agreement shall terminate as of the date of such termination

(d)       TERMINATION BY DST FOR CAUSE. DST may terminate this Agreement and Executive’s employment “for cause” immediately upon notice to Executive. For purposes of this Agreement, termination “for cause” shall mean termination based upon any one or more of the following:

(i)        Any material breach of this Agreement by Executive which is not, or cannot be, cured (in each case in the sole judgment of the DST Board) within thirty (30) days after written notice of such breach to Executive;

(ii)       Executive’s dishonesty involving DST or any subsidiary or affiliate of DST;

(iii)      Gross negligence or willful misconduct in the performance of Executive’s duties as determined in good faith by the DST Board;

(iv)      Willful failure by Executive to follow reasonable instructions of the DST Board or any officer to whom Executive reports concerning the operations or business of DST or any subsidiary or affiliate of DST;

(v)       Executive’s fraud or criminal activity; or

(vi)      Embezzlement or misappropriation by Executive.

(e)	TERMINATION BY DST OTHER THAN FOR CAUSE.

(i)        DST may terminate this Agreement and Executive’s employment other than for cause immediately upon notice to Executive, and in such event, DST shall provide severance benefits to Executive in accordance with Paragraph 4(e)(ii) below; provided, however, that notwithstanding any other provision of this Agreement, the obligations in Paragraph 4(e)(ii) shall not apply unless Executive executes a general release, acceptable to DST, in favor of DST and its affiliates.

(ii)       In the event of termination of Executive’s employment under Paragraph 4(e)(i), DST shall, (A) within sixty (60) days after such termination, pay to Executive a lump sum amount equal to twenty-four (24) months of the annual Base Salary at the rate in effect immediately prior to termination, which amount shall be separation pay; and (B) for a period of twenty-four (24) months following such termination (the “Period”), if Executive elects continued group medical coverage for himself and his eligible dependents pursuant to COBRA, (1) provide such continued coverage for the lesser of the COBRA continuation period or the duration of the Period, with the same deductible and out-of-pocket expenses as apply to active employees (and their eligible dependents) from time to time during the COBRA continuation coverage period, and (2) for the period beginning on the expiration of COBRA continuation coverage and ending on the last day of the Period, monthly reimburse Executive for the cost of premiums for health plan benefits comparable to such benefit plans provided to Executive at the time of termination of active employment. In addition, during the Period, DST will reimburse Executive for the cost of premiums for life insurance coverage comparable to the coverage provided to Executive during active employment pursuant to this Agreement. Notwithstanding the foregoing, any reimbursement obligation set forth in this subparagraph (but, for purposes of clarity, not including the reimbursement obligation set forth in Paragraph 7) shall lapse as of the date comparable coverage in connection with other employment is made available to Executive regardless of whether Executive participates in such alternate coverage program. DST shall reimburse Executive for any federal, state and local income taxes due with respect to amounts paid hereunder for COBRA continuation coverage or for the cost of health or life insurance. The terms and conditions of this subparagraph shall continue until the end of the Period notwithstanding the death or disability of Executive during said period (except, in the event of death, the obligation to reimburse Executive for the cost of life insurance shall not continue). For the avoidance of doubt, neither termination of employment for disability nor assignment or deemed assignment of this Agreement to a subsidiary or affiliate of DST shall be treated as a termination without cause. Executive shall receive, on the payment due date as provided in the DST Annual Incentive Program, any Annual Incentive earned for the performance year in which Executive’s employment terminated; provided, however, that such award shall be prorated to reflect only the portion of such performance year that precedes Executive’s termination. To the extent required by Code Section 409A and guidance issued thereunder, such award shall be deferred in accordance with any applicable deferral requirements and elections in place with respect to such award and, to the extent deferred, such award shall be paid pursuant to the terms of deferral procedures in effect with respect to the DST Annual Incentive Program from time to time. Notwithstanding the receipt during the Period of separation pay as provided herein and the benefits that are generally available to executive employees of DST during the Period, (a) Executive shall not be entitled to accrue or receive such benefits during the Period except as set forth herein and (b) any contributions and benefits under applicable plans with respect to the year of termination shall be based solely upon compensation paid to Executive for periods prior to termination. In the year of termination, Executive shall be entitled to participate in any qualified plan made available to DST employees only if Executive meets all requirements of such plans for participation in such year.

5.         NON-DISCLOSURE, INVENTION OWNERSHIP. For purposes of this Paragraph 5, “Company” shall mean DST and its subsidiaries, affiliates, and joint ventures.

(a)	OWNERSHIP AND CONFIDENTIALITY OF PROPRIETARY INFORMATION.

(i)        DEFINITION OF PROPRIETARY INFORMATION.  All information and know how, whether or not in writing or other tangible or electronic form, concerning the business or financial affairs of Company, including but not limited to all (i) inventions, discoveries, improvements and trade secrets, (ii) products and services and all plans, service levels, specifications and concepts for products and services, (iii) business plans, business and systems processes, methods, techniques, specifications and formulas, (iv) research and development projects and data, (v) financial and marketing data and information, (vi) information about customers and prospective customers, including contractual terms, customer specifications and the identity of and relationships with customer employees, (vii) names and other data relating to Company employees, consultants, suppliers and prospective employees, consultants and suppliers, (viii) computer data, reports, computer programs, source codes, object codes, manuals, tapes, listings, specifications, test results, programming sequences, application programming interfaces, screen designs and formats and user interfaces, algorithms, flow charts, program formats, user documentation and operating processes, and (ix) trade names, copyrights and other intellectual property rights, whether developed or invented by Executive or others, and whether patentable, copyrightable or not, shall be “Proprietary Information.”

(ii)       OWNERSHIP OF PROPRIETARY INFORMATION.  All Proprietary Information and all files, databases, letters, memoranda; reports, records, data, sketches, drawings, research notebooks, program listings or other written, photographic or other material containing Proprietary Information, whether created by Executive or others, and whether in tangible, intangible, written or electronic form, shall be and are the exclusive property of the Company to be used by Executive only in the performance of Executive’s duties for the Company. All Proprietary Information and all records or copies thereof and all tangible property of the Company in the custody or possession of Executive shall be delivered to the Company upon the earlier of (i) a request by Company or (ii) the termination of Executive’s employment.

(iii)      NONDISCLOSURE. Executive shall not, either during or after Executive’s employment by Company, disclose any Proprietary Information to others outside Company, or use the same for any purpose without prior written approval by the President of DST other than to discharge Executive’s duties assigned by Company, unless and to the extent that any Proprietary Information becomes generally known to and available for use by the public other than as a result of the Executive’s acts or omissions or that any Proprietary Information is required to be disclosed by valid court order and Executive has given Company prompt notice of the order in advance of the disclosure.

(b)	INVENTION NON-DISCLOSURE AND OWNERSHIP.

(i)        DISCLOSURE OF DEVELOPMENTS TO COMPANY. Executive shall make full and prompt disclosure to the Company of all inventions, designs, processes, improvements, discoveries, methods, computer hardware and software and other works of authorship, whether or not fully integrated, debugged or documented and whether patentable, copyrightable or not, which are created, made, conceived or reduced to practice by Executive or under Executive’s direction or jointly with others during Executive’s employment by the Company and related in any way to the business of Company, whether or not during normal working hours or on the premises of the Company during Executive’s employment by the Company (all of which are collectively referred to as “Developments”). All of the Developments shall be deemed to be Proprietary Information.

(ii)       ASSIGNMENT OF DEVELOPMENTS. All Developments will be the property of Company, and to the extent necessary Executive hereby assigns to the Company (or any person or entity designated by the Company) all Executive’s right, title and interest in and to all such Developments and all related trademarks, patents, patent applications, copyrights and copyright applications. In the event this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an agreement to assign certain classes of inventions made by an employee (“Non-Assignable Inventions”), this Paragraph 5(b)(ii) shall not apply to any Non-Assignable Invention which, pursuant to a final binding enforceable order of a court of competent jurisdiction, or pursuant to an agreement of Company, falls within such classes. However, with respect to any Non-Assignable Invention, Executive hereby grants to Company a perpetual, royalty-free, non-exclusive license to make, use and sub-license such Non-Assignable Invention, and to create derivative works therefrom, in connection with the conduct of Company’s business.

(iii)      FURTHER ASSURANCES. Executive agrees to cooperate fully with Company, both during and after Executive’s employment with Company, with respect to the procurement, maintenance and enforcement of trademarks, copyrights and patents (in the United States and foreign countries) relating to Developments. Executive agrees to sign all papers, including, without limitation, trademark applications, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which Company may deem necessary or desirable in order to protect its rights and interests in any Development.

(c)       COMPANY’S RIGHT TO NOTIFY SUBSEQUENT EMPLOYERS. The Company may do all necessary things, and take all necessary action, in Company’s discretion, to protect its rights under this Agreement, including without limitation notifying any subsequent employer, partner or business associate of Executive of the existence of (and furnishing to any such person) the provisions of this Paragraph 5.

(d)       OTHER AGREEMENTS. Executive hereby represents that Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential proprietary information in the course of Executive’s employment with Company or to refrain from competing directly or indirectly with the business of such previous employer or any other party. Executive further represents that Executive’s performance of all terms of any agreement between Executive and DST and as an employee of DST does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with Company. Executive agrees not to disclose to Company or induce Company to use any confidential proprietary information or material belonging to any previous employers or others.

(e)       REMEDIES. Executive agrees that the restrictions contained in this Paragraph 5 are necessary for protection of the business of Company and that unauthorized disclosure of any of the Proprietary Information or other violation of this Paragraph 5 would cause irreparable injury to Company not adequately remediable in damages. Executive agrees that any breach of his obligations under this Paragraph 5 shall, in addition to any other relief to which Company may be entitled, entitle Company to temporary, preliminary and final injunctive relief against further breach of such obligations, without the posting of any bond. The existence of any claim or cause of action on the part of Executive against Company, its successors or assigns, whether arising an agreement between Executive and Company or otherwise, shall in no way constitute a defense to the enforcement of these provisions. The “Restrictive Period” (as defined in Paragraph 8) shall be extended in an amount which equals the time period during which Executive is in violation of any of the provisions hereof.

6.         DUTIES UPON TERMINATION. Upon termination of this Agreement by DST or Executive for any reason, Executive shall immediately return to DST all Proprietary Information (as defined in Paragraph 5) which exists in tangible form and shall sign such written resignations as may be requested by DST or a DST affiliate and such other documents and papers relating to Executive’s employment, benefits and benefit plans as any such entity may reasonably request.

7.	CONTINUATION OF EMPLOYMENT UPON CHANGE IN CONTROL.

(a)       CONTINUATION OF EMPLOYMENT. Subject to the terms and conditions of this Paragraph 7, in the event of a Change in Control of DST (as defined in Paragraph 7(c)) at any time during Executive’s employment hereunder, Executive will remain in the employ of DST for a period of an additional three (3) years from the date of such Change in Control of DST (the “Control Change Date”). In the event of a Change in Control of DST, subject to the terms and conditions of this Paragraph 7, DST shall, for the three (3)-year period (the “Three-Year Period”) immediately following the Control Change Date, continue to employ

Executive at not less than the executive capacity Executive held immediately prior to the Change in Control of DST. During the Three-Year Period, DST shall continue to pay Executive salary on the same basis, at the same intervals, and at a rate not less than that, paid to Executive at the Control Change Date.

(b)       BENEFITS. During the Three-Year Period, Executive shall be entitled to participate, on the basis of his executive position, in each of the following plans (together, the “Specified Benefits”) in existence, and in accordance with the terms thereof, at the Control Change Date:

(i)	any incentive compensation plan;

(ii)       any benefit plan, and trust fund associated therewith, related to (A) life, health, dental, disability, or accidental death and dismemberment insurance, (B) profit sharing, thrift or deferred savings (including deferred compensation, such as under Sec. 401(k) plans), (C) retirement or pension benefits, (D) ERISA excess benefits, and (E) tax favored employee stock ownership (such as under ESOP, TRASOP, TCESO or PAYSOP programs); and

(iii)      any other benefit plans hereafter made generally available to executives at Executive’s level or to the employees of DST generally;

or, in the alternative, DST shall provide other plans under which at least equivalent compensation and benefits are available and in which Executive continues to participate on a basis at least equivalent to his participation in the DST plans in effect immediately prior to the Control Change Date. In addition, the change in control provisions of the agreements and plans governing options, restricted shares, deferred cash, and other equity or incentive awards granted to Executive under the 2005 Plan or any other award plan of DST or its affiliates shall govern whether any such outstanding awards become exercisable or payable or vest in connection with a change in control, as defined in the applicable agreement or plan.

(c)       CHANGE IN CONTROL OF DST. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(1)       the “Incumbent Directors” (as defined below) cease for any reason to constitute at least seventy-five percent (75%) of the directors of DST then serving;

(2)       any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than DST or any majority-owned subsidiary of DST, or an employee benefit plan of DST or of any majority-owned subsidiary of DST shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of DST representing twenty percent (20%) or more (calculated in accordance with Rule 13d-3) of the combined voting power of DST’s then outstanding “Voting Securities” (as defined below); provided, however, that a person’s becoming such a beneficial owner shall not constitute a Change in Control if such person is party to an agreement that limits the ability of such person and its affiliates (as defined in Rule 12b-2 under the Exchange Act) to obtain and exercise control over the management and policies of DST;

(3)       a “Reorganization Transaction” (as defined below) is consummated, other than a Reorganization Transaction which results in the Voting Securities of DST outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least sixty percent (60%) of the total voting power represented by the Voting Securities of such surviving entity outstanding immediately after the Reorganization Transaction, if the voting rights of each Voting Security relative to the other Voting Securities were not altered in the Reorganization Transaction; or

(4)       the stockholders of DST approve a plan of complete liquidation of DST, other than in connection with a Reorganization Transaction.

Notwithstanding the occurrence of any of the foregoing events, a Change in Control shall not occur with respect to Executive if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change in Control.

For purposes of this 7(c) and the definition of Change in Control, the following terms have the meaning set forth below:

(1)       “Incumbent Directors” means (i) an individual who was a member of the DST Board on May 10, 2005 (the effective date of the 2005 Plan); or (ii) an individual whose election, or nomination for election by DST’s stockholders, was approved by a vote of at least seventy-five percent (75%) of the members of the DST Board then still in office who were members of the DST Board on such effective date; or (iii) individuals whose election, or nomination for election by DST’s stockholders, was approved by a vote of at least seventy-five percent (75%) of the members of the DST Board then still in office who were elected in the manner described in (i) or (ii) above; provided that no director whose election was in connection with a proposed transaction which, if consummated, would be a Change in Control shall be an Incumbent Director.

(2)       “Related Party” means (i) a majority-owned subsidiary of DST; or (ii) an employee or group of employees of DST or of any majority-owned subsidiary of DST; or (iii) an employee benefit plan of DST or of any majority-owned subsidiary of DST; or (iv) a corporation owned directly or indirectly by the stockholders of DST in substantially the same proportion as their ownership of the voting power of Voting Securities of DST.

(3)       “Reorganization Transaction” means a merger, reorganization, consolidation, or similar transaction or a sale of all or substantially all of DST’s assets other than any such sale which would result in a Related Party owning or acquiring more than fifty percent (50%) of the assets owned by DST immediately prior to the sale.

(4)       “Voting Securities” of a corporation means securities of such corporation that are entitled to vote generally in the election of directors, but not including any other class of securities of such corporation that may have voting power by reason of the occurrence of a contingency.

(d)       TERMINATION AFTER CONTROL CHANGE DATE. Notwithstanding any other provision of this Paragraph 7, at any time after the Control Change Date, DST may, with approval of the DST Board, terminate the employment of Executive (the “Termination”), but within five (5) days after the Termination it shall pay to Executive his full Base Salary through the Termination, to the extent not theretofore paid, plus a lump sum amount (the “Special Severance Payment”) equal to the product of his annual Base Salary multiplied by the number of years and any portion thereof remaining in the Three-Year Period or, if the balance of the Three-Year Period after Termination is less than one year, for a period of one year from the Control Change Date (the “Extended Period”). Specified Benefits to which Executive was entitled immediately prior to Termination shall continue until the end of the Three-Year Period or, if applicable, the Extended Period; provided that: (a) if any plan pursuant to which Specified Benefits are provided immediately prior to Termination would not permit continued participation by Executive after Termination, then DST shall pay to Executive within five (5) days after Termination a lump sum payment equal to the amount of Specified Benefits Executive would have received if Executive had been fully vested and had been a continuing participant in such plan to the end of the Three-Year Period or, if applicable, the Extended Period (with the amount for health and life insurance coverage calculated as provided in Section 4(d)(ii) except basing the calculation on the Three-Year Period or, if applicable, the Extended Period); (b) if Executive obtains new employment following Termination, then following any waiting period applicable to participation in any plan of the new employer, Executive shall continue to be entitled to receive benefits pursuant to this sentence only to the extent such benefits would exceed those available to Executive under comparable plans of the Executive’s new employer (but Executive shall not be required to repay any amounts then already received by him), and (c) Executive shall receive in a lump sum the aggregate amount of the Annual Incentives that would have been received if Target goals had been met for each year of the Three-Year Period or, if applicable, the Extended Period (prorated for the final performance year if the Three-Year Period or the Extended Period, as the case may be, ends partially through such performance year); provided that the Annual Incentive for the performance period in which Executive’s employment terminated shall be paid on the payment due date as provided in the DST Annual Incentive Program. To the extent required by Code Section 409A and guidance issued thereunder, such award shall be deferred in accordance with any applicable deferral requirements and elections in place with respect to such award and, to the extent deferred, such award shall be paid pursuant to the terms of deferral procedures in effect with respect to the DST Annual Incentive Program from time to time.

(e)       RESIGNATION AFTER CONTROL CHANGE DATE. In the event of a Change in Control of DST, thereafter, upon “good reason” (as defined below) Executive may, at any time during the Three-Year Period or the Extended Period, in his sole discretion, resign his employment with DST only if: (i) Executive provides written notice to the Secretary of DST within ninety (90) days after the initial occurrence of a good reason event describing in detail the event and stating that Executive’s employment will terminate upon a specified date in such notice (the “Good Reason Termination Date”), which date is not earlier than thirty (30) days after the date such notice is provided to DST (the “Notice Delivery Date”) and not later than ninety (90) days after the Notice Delivery Date, and (ii) DST does not remedy the event prior to the Good Reason Termination Date. Within five (5) days after the Good Reason Termination Date, DST shall pay to Executive his full Base Salary through such Good Reason Termination Date, to the extent not theretofore paid, plus a lump sum amount equal to the Special Severance Payment (computed as provided in the first sentence of Paragraph 7(d), except that for purposes of such computation all references to “Termination” shall be deemed to be references to “Good Reason Termination Date”). Upon the Good Reason Termination Date of Executive, Specified Benefits to which Executive was entitled immediately prior to the Good Reason Termination Date shall continue or be reimbursed on the same terms and conditions as provided in Paragraph 7(d) in the case of Termination (including equivalent payments provided for therein). For purposes of this Agreement, Executive shall have “good reason” if there occurs without his consent: (a) a material reduction in the character of the duties assigned to Executive or in Executive’s level of work responsibility or conditions; (b) a material reduction in Executive’s Base Salary as in effect immediately prior to the Control Change Date or as the same may have been increased thereafter; (c) the material relocation of the principal executive offices of DST or its successor to a location outside the metropolitan area of Kansas City, Missouri or requiring Executive to be based anywhere other than DST’s principal executive office, except for required travel on DST’s business to an extent substantially consistent with Executive’s obligations immediately prior to the Control Change Date; or (d) any material breach by DST of this Agreement to the extent not previously specified; provided, however, that Executive shall not have “good reason” under this subparagraph (d) based on a breach of Paragraph 7(b) if participation in any plan of the type referred to in Paragraph 7(b) in effect as of the Control Change Date is immaterial or benefits to Executive from participation in such plans are not reduced by more than ten percent (10%) in the aggregate.

(f)        TERMINATION FOR CAUSE AFTER CONTROL CHANGE DATE. Notwithstanding any other provision of this Paragraph 7, at any time after the Control Change Date, Executive may be terminated by DST “for cause” without notice and without any payment hereunder only if such termination is for an act of dishonesty by Executive constituting a felony under the laws of the State of Missouri which resulted or was intended to result in gain or personal enrichment of Executive at DST’s expense.

(g)	MITIGATION AND EXPENSES.

(i)        OTHER EMPLOYMENT. After the Control Change Date, Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and, except as expressly set forth herein, no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which Executive is entitled hereunder.

(ii)       EXPENSES. If any dispute should arise under this Agreement after the Control Change Date involving an effort by Executive to protect, enforce or secure rights or benefits claimed by Executive hereunder, DST shall pay (promptly upon demand by Executive accompanied by reasonable evidence of incurrence) all reasonable expenses (including attorneys’ fees) incurred by Executive in connection with such dispute, without regard to whether Executive prevails in such dispute except that Executive shall repay DST any amounts so received if a court having jurisdiction shall make a final, nonappealable determination that Executive acted frivolously or in bad faith by such dispute. To assure Executive that adequate funds will be made available to discharge DST’s obligations set forth in the preceding sentence, DST has established a trust and, upon the occurrence of a Change in Control, shall promptly deliver to the trustee of such trust to hold in accordance with the terms and conditions thereof that sum which the DST Board shall have determined is reasonably sufficient for such purpose.

(h)       SUCCESSORS IN INTEREST. The rights and obligations of Executive and DST under this Paragraph 7 shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of DST and Executive, regardless of the manner in which such successors or assigns shall succeed to the interest of DST or Executive hereunder, and this Paragraph 7 shall not be terminated by the voluntary or involuntary dissolution of DST or any merger or consolidation or acquisition involving DST, or upon any transfer of all or substantially all of DST’s assets, or terminated otherwise than in accordance with its terms. In the event of any such merger or consolidation or transfer of assets, the provisions of this Paragraph 7 shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation or other person to which such assets shall be transferred.

(i)        PREVAILING PROVISIONS. On and after the Control Change Date, the provisions of this Paragraph 7 shall control and take precedence over any other provisions of this Agreement which are in conflict with or address the same or a similar subject matter as the provisions of this Paragraph 7.

8.	NON-SOLICITATION AND NON-COMPETITION.

(a)       COVENANTS. Executive covenants and agrees that, during his employment hereunder and during the “Restrictive Period” (as defined below) immediately following any termination of that employment, Executive will not:

(i)        directly or indirectly employ or seek to employ any person employed at that time by DST or any of its subsidiaries or joint ventures or otherwise encourage or entice any such person to leave such employment;

(ii)       become employed by, enter into a consulting arrangement with or otherwise agree to perform personal services for a “Competitor” (as defined below);

(iii)      acquire an ownership interest in a Competitor, other than not more than a two percent (2%) equity interest in a publicly-traded Competitor; or

(iv)      solicit any customers or vendors of DST or any of its subsidiaries on behalf of or for the benefit of a Competitor.

(b)       DEFINITIONS. For purposes of this Paragraph, the following terms mean as follows:

(i)        “Competitor” means, unless the DST Board determines otherwise, any person, entity or organization that sells goods or services in the “geographic area” (as defined below), which goods or services are the same or similar to (or may be used as a substitute for) those sold by a business that (i) is being conducted by DST or any subsidiary or joint venture of DST in the geographic area at the time in question and (ii) was being conducted by DST or any subsidiary or joint venture of DST in the geographic area on the date of Executive’s termination of employment.

(ii)       The “geographic area” referred to in this Paragraph 8 shall mean the United States and any other country in which DST or any subsidiary or joint venture of DST has, at the termination of Executive’s employment, offices or operations which accounted for one percent (1%) or more of the annual revenues of DST or any of its subsidiaries or joint ventures during the time in question.

(iii)      “Restrictive Period” means at a minimum the period of Executive’s employment and the three-year period following termination of employment. It also includes any period following termination of employment during which unvested awards received by Executive from DST continue to vest. This period shall be extended as described in Paragraph 5(e) for breach of Paragraph 5.

(c)       INJUNCTIVE RELIEF. Executive acknowledges that monetary damages will not be an adequate remedy for DST in the event of a breach of this Paragraph 8, and that it would be impossible for DST to measure damages in the event of such a breach. Therefore, Executive agrees that, in addition to other rights that DST may have, DST is entitled to an injunction preventing Executive from any such breach, without the posting of any bond. The existence of any claim or cause of action on the part of Executive against Company, its successors or assigns, whether arising an agreement between Executive and Company or otherwise, shall in no way constitute a defense to the enforcement of these provisions.

(d)       FURTHER REMEDIES. If the DST Board (excluding Executive, if Executive is a member of the DST Board) by majority vote, determines in good faith that Executive has breached any of the covenants in this Paragraph 8, then DST shall have no further obligations to pay any amounts or provide any benefits under this Agreement.

(e)       SECURITY CLEARANCES. DST or its subsidiaries or joint ventures may obtain contracts with the United States of America or agencies or instrumentalities thereof or other governmental agencies or business firms under the terms of which DST or its subsidiaries or joint ventures and its employees will be required to comply with certain security regulations imposed by the United States Government or an agency thereof or other governmental agencies or business firms. In the event DST or its subsidiaries or joint ventures obtain any such contracts and if under the terms of such contracts it is necessary for Executive to obtain security clearances and abide by certain security regulations, Executive agrees to promptly and diligently apply for any necessary security clearances, to comply with any and all such regulations, and to make every reasonable effort to maintain Executive’s continued qualifications for all security clearances appropriate or necessary to the performance of duties properly assigned to Executive pursuant hereto.

9.         GROSS-UP PAYMENT. If at any time or from time to time, it shall be determined by tax counsel mutually agreeable to DST and Executive that any payment or other benefit to Executive on or after the Control Change Date, whether payable pursuant to the terms of this Agreement or any other plan agreement or arrangement with DST, its successors or any person whose actions result in a Change in Control of DST (“Potential Parachute Payment”) is or will be taken into account in determining the amount potentially subject to the excise tax imposed by Section 4999 of the Code or any similar tax (“Excise Taxes”), then DST shall, subject to the limitations below, pay or cause to be paid a tax gross-up payment (“Gross-Up

Payment”). The Gross-Up Payment is intended to compensate Executive for all Excise Taxes payable by Executive with respect to Potential Parachute Payments and all Taxes or Excise Taxes payable by Executive with respect to the Gross-Up Payment, such payment to be made within 5 business days after determination of the amount thereof, and in no event later than the date the Executive is required to remit the Excise Taxes to the applicable tax authority. The Gross-Up Payment shall be an amount equal to the product of (a) the amount of the Excise Taxes multiplied by (b) a fraction (the “Gross-Up Multiple”), the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the lesser of (i) the sum, expressed as a decimal fraction, of the effective marginal rates of any taxes and any Excise Taxes applicable to the Gross-Up Payment or (ii) .80, it being intended that the Gross-Up Multiple shall in no event exceed five (5.0). If different rates of tax are applicable to various portions of a Gross-Up Payment, the weighted average of such rates shall be used. Excise Taxes and other penalties under Section 409A of the Code shall not be “any similar tax” for purposes of this Agreement.

(a)       To the extent possible, any payments or other benefits to Executive pursuant to this Agreement shall be allocated as consideration for Executive’s entry into the covenants made by him in Paragraph 8(a).

(b)       Notwithstanding any other provisions of this Paragraph 9, if the aggregate After-Tax Amount (as defined below) of the Potential Parachute Payments and Gross-Up Payment that, but for this limitation, would be payable to Executive, does not exceed 120% of After-Tax Floor Amount (as defined below), then no Gross-Up Payment shall be made to Executive and the aggregate amount of Potential Parachute Payments payable to Executive shall be reduced (but not below the Floor Amount) to the largest amount which would both (i) not cause any Excise Tax to be payable by Executive and (ii) not cause any Potential Parachute Payments to become nondeductible by DST by reason of Section 280G of the Code (or any successor provision). For purposes of the preceding sentence, Executive’s highest effective after-tax marginal rate of taxes shall be applied.

For purposes of this Agreement:

(i)        “After-Tax Amount” means the portion of a specified amount that would remain after payment of all taxes paid or payable by Executive in respect of such specified amount; and

(ii)       “Floor Amount” means the greatest pre-tax amount of Potential Parachute Payments that could be paid to Executive without causing Executive to become liable for any Excise Taxes in connection therewith; and

(iii)      “After-Tax Floor Amount” means the After-Tax Amount of the Floor Amount.

(c)       If for any reason tax counsel mutually agreeable to DST and Executive later determine that the amount of Excise Taxes payable by Executive is greater than the amount initially determined pursuant to the above provisions of this Paragraph 9, then DST shall, subject to Paragraphs 9(d) and 9(e) pay Executive, within thirty (30) days of such determination, or pay to the IRS as required by applicable law, an amount (which shall also be deemed a Gross-Up

Payment) equal to the product of (a) the sum of (i) such additional Excise Taxes and (ii) any interest, penalties, expenses or other costs incurred by Executive as a result of having taken a position in accordance with a determination made pursuant to Paragraph 9(d) multiplied by (b) the Gross-Up Multiple.

(d)       Executive shall immediately notify DST in writing (an “Executive’s Notice”) of any claim by the IRS or other taxing authority (an “IRS Claim”) that, if successful, would require the payment by Executive of Excise Taxes in respect of Potential Parachute Payments in an amount in excess of the amount of such Excise Taxes determined in accordance with Paragraph 9. Executive’s Notice shall fully inform DST of all particulars of the IRS Claim and the date on which such IRS Claim is due to be paid.

DST shall direct the Executive as to whether to pay all or part of the IRS Claim or to contest the IRS Claim or to pursue a claim for a refund (a “Refund Claim”) of all or any portion of such Excise Taxes, other taxes, interest or penalties as may be specified by DST in a written notice to Executive. If DST directs Executive to pay all or part of the IRS Claim, the amount of such payment shall also be deemed a Gross-Up Payment, which DST shall pay to the Executive or the IRS, as appropriate. The Executive shall cooperate fully with DST in good faith to contest such IRS Claim or pursue such Refund Claim (including appeals) and shall permit DST to participate in any proceedings relating to such IRS Claim or Refund Claim.

DST shall control all proceedings in connection with such IRS Claim or Refund Claim (as applicable) and in its discretion may cause Executive to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Internal Revenue Service or other taxing authority.

DST shall pay directly all legal, accounting and other costs and expenses (including additional interest and penalties) incurred by DST or Executive in connection with any IRS Claim or Refund Claim, as applicable, and shall indemnify Executive, on an after-tax basis, for any Excise Tax or income tax, including related interest and penalties, imposed as a result of such payment of costs or expenses.

(e)       If Executive receives any refund with respect to Excise Taxes, Executive shall (subject to DST’s complying with any applicable requirements of Paragraph 9(d)) promptly pay DST the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). Any contest of a denial of refund shall be controlled by Paragraph 9(d).

10.       NOTICE. Notices and all other communications to either party pursuant to this Agreement shall be in writing and shall be deemed to have been given when personally delivered, delivered by telecopy or deposited in the United States mail by certified or registered mail, postage prepaid, addressed, in the case of DST, to DST General Counsel, 333 West 11th Street, Kansas City, Missouri 64105 or, in the case of the Executive, to his residence address on DST’s payroll system, or to such other address as a party shall designate by notice to the other party.

11.       AMENDMENT; WAIVER. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in a writing signed by Executive and the Chief Executive Officer or the Chief Financial Officer of DST. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

12.       SUCCESSORS AND ASSIGNS; ASSIGNMENT BY EXECUTIVE PROHIBITED. The rights and obligations of DST under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of DST. Except as provided in Paragraph 7(h), neither this Agreement nor any of the payments or benefits hereunder may be pledged, assigned or transferred by Executive either in whole or in part in any manner, without the prior written consent of DST.

13.       SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

14.       CONTROLLING LAW AND JURISDICTION. The validity, interpretation and performance of this Agreement shall be subject to and construed under the laws of the State of Missouri, without regard to principles of conflicts of law.

15.       ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof except this Agreement does not supersede any Officer Indemnification Agreement between DST and Executive.

16.	CODE SECTION 409A.

(a)       To extent that the Executive would otherwise be entitled to any payment or benefit under this Agreement or any plan or arrangement of DST or its affiliates, that constitutes “deferred compensation” subject to Section 409A of the Code (“Section 409A”) and that if paid during the six months beginning on the date of Executive’s termination of employment would be subject to additional taxes and penalties under Section 409A (“409A Penalties”) because the Executive is a “specified employee” (within the meaning of Section 409A and as determined from time to time by the Compensation Committee of DST), the payment will be paid to the Executive on the earliest of the six-month anniversary of the termination of employment, a change in ownership or effective control of DST (within the meaning of Section 409A) or the Executive’s death. In addition, any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. 1.409A-1(h). To the extent applicable, each severance payment made under this Agreement shall be deemed to be separate payments, and amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. 1.409A-1 through 1.409A-6.

(b)       Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

17.       SIGNING BONUS. Company shall pay Executive a one-time signing bonus of One Million Dollars ($1,000,000) for commencing employment, payable as follows: Six Hundred Fifty Thousand Dollars ($650,000) payable on July 1, 2009, and Three Hundred Fifty Thousand Dollars ($350,000) payable in January 2010.

IN WITNESS WHEREOF, the parties have executed this Amendment effective on the day and year first above written.

By:	/s/ Stephen C. Hooley
Stephen C. Hooley

DST SYSTEMS, INC.

By:	/s/ Thomas A. McDonnell
Thomas A. McDonnell
Chief Executive Officer